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                                                                  EXHIBIT 21.01

                 SUBSIDIARIES OF MSC INDUSTRIAL DIRECT CO., INC.

CORPORATION                                   STATE OF INCORPORATION
-----------                                   ----------------------
Sid Tool Co., Inc.                                 New York
    Primeline International, Inc.                  New York
    Kaja Productions, Inc.                         New York
    Cut-Rite Tool Corp.                            Florida
    D.T.C. Tool Corp.                              Florida
    Brooks Precision Supply, Inc.                  Massachusetts
    MSC Services Corp.                             New York
    Anderson Industrial Supply, Inc.               Florida
    Dolin Supply, Inc.                             New York
    Discount Tool and Supply Company               New York
Swiss Precision Instruments, Inc.                  California
Enco Manufacturing, Inc.                           New York